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VERIZON COMMUNICATIONS INC.

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April 18, 2016

Dear Investor,

I am writing to ask you to consider and support our Board’s positions on the proposals contained in Verizon’s 2016 proxy statement. Through our long-standing investor outreach program, we have had a great exchange of ideas with you and other institutional investors that have helped us be leaders in shaping and maintaining executive compensation and corporate governance practices that are responsive to the interests of our shareholders.

I want to call your attention to one shareholder proposal in this year’s proxy statement regarding our executive compensation program. Item 8 on this year’s proxy card is a shareholder proposal requesting a change to Verizon’s long-standing policy to obtain shareholder ratification of any new executive employment agreement or severance agreement that provides for severance benefits with a total cash value exceeding 2.99 times the sum of the executive’s base salary plus target short-term incentive opportunity. The proposal, which is included on pages 73-75 of the proxy statement, would significantly expand our current policy by including the total value of an executive’s outstanding equity awards in the calculation of severance benefits. This is the fourth consecutive year that Verizon has received this same proposal, which was rejected by our shareholders by almost a 2 to 1 margin last year. The facts have not changed.

Our Board strongly believes that the proposal is inconsistent with the overall design of Verizon’s executive compensation program and does not merit your support for the following reasons:

•	Outstanding equity under Verizon’s program is not a separation benefit. All members of Verizon’s leadership team receive equity awards as part of their annual compensation package. For the named executive officers, the grant date value of their awards represents more than half of their total compensation opportunity each year. We view these awards as “earned” by the executives during the year they are granted even though the amount realized (i.e., the amount that vests and becomes payable) cannot be determined until the end of the applicable three year performance period. If an executive is terminated without cause, or as a result of death, retirement or disability, his or her outstanding equity awards are payable at the end of the applicable performance period pursuant to the terms and conditions of the award agreements and the shareholder approved Long-Term Incentive Plan, including the achievement of applicable performance criteria. The awards do not become immediately payable as a result of the separation – they remain outstanding subject to applicable performance and other requirements.

•	Proposal conflicts with the terms of our shareholder approved Long-Term Incentive Plan. Under the terms of our shareholder-approved Long-Term Incentive Plan, all outstanding equity awards are subject to “double-trigger” change in control provisions (i.e., the awards will only vest following a change in control if the executive’s employment is also involuntarily terminated within 12 months of the change in control). Solely in this change in control context, the Plan provides for vesting of awards at the target performance level. The Board believes, and our shareholders have agreed, that Verizon’s treatment of equity awards upon a termination of employment following a change in control promotes stability and focus during a time of potential uncertainty. Implementing this proposal with respect to annual equity grants would require setting aside these Plan provisions, which were approved by 88% of our shareholders and are incorporated in the equity awards of a vast majority of public companies.

You can find additional discussion of this proposal in the Frequently Asked Questions attached to this letter.

We appreciate our ongoing dialogue with you, our shareholders, and look forward to continued engagement.

Sincerely,

Answers to Frequently Asked Questions about the Severance Approval Proposal (Item 8) for the Verizon 2016 Annual Meeting

How does the Board recommend shareholders vote on this proposal?

The Board recommends shareholders vote AGAINST this proposal for the reasons stated in the Board’s Statement in Opposition to the Shareholder Proposal in item 8 (on pages 73-75 of the 2016 Proxy Statement).

What action does the proposal request of Verizon’s Board?

Verizon has a long-standing policy requiring the Company to obtain shareholder ratification of any new executive employment agreements or severance agreements that provide for severance benefits with a total cash value exceeding 2.99 times the sum of an executive’s base salary plus target short-term incentive opportunity.

The proposal would significantly expand what constitutes “severance benefits” for purposes of this policy by requiring Verizon to treat the total value of an executive’s outstanding equity awards as severance benefits. As a practical matter, this proposal conflicts with the terms of our shareholder-approved Long-Term Incentive Plan. That Plan provides that outstanding equity awards will vest if there is both a change of control (i.e., if Verizon is acquired) and the executive is involuntarily terminated within the 12 months following the change in control. This provision is important in order to align our executives’ interests with the goal of completing a transaction that is in our shareholders’ best interests.

The Association of BellTel Retirees claims that Verizon waives all performance conditions when an executive’s employment terminates. Is this true?

No. Except in the event of a termination within the 12 months following a change in control (discussed in the next question), Verizon does not waive any performance conditions with respect to outstanding equity awards. The payout of any executive’s performance stock unit award can be zero, there is no guarantee of any amount, and any payout is determined after the end of the applicable award cycle. And in all cases, equity awards do not pay out until their regularly scheduled payment date.

What happens to an executive’s outstanding equity awards in the event of a change in control of Verizon?

Verizon does not have any outstanding equity awards that pay out solely because a change in control has occurred. Under our 2009 Long-Term Incentive Plan, which was most recently approved by over 88% of our shareholders in 2013, all of our outstanding equity awards are subject to a “double-trigger”. The shareholder-approved plan expressly provides that if an executive’s employment is involuntarily terminated within the 12-month period following a change in control, his or her performance stock unit awards will vest at target performance and be payable on the regularly scheduled payment date. The executive’s restricted stock unit awards will also vest and be payable on the regularly scheduled payment date. We note that the amount that is ultimately payable under both performance stock unit and restricted stock unit awards is still at risk because the amount that will be paid is tied to Verizon’s stock price through the end of the performance period. The Board believes and our shareholders have agreed that this practice encourages our executive officers, who might be distracted by a potential loss of employment, to remain with the Company and deliver performance on Board-and shareholder-approved goals, including completing a transaction and any related transition process.

Why does the Board recommend that shareholders vote against this proposal?

As set forth on pages 74-75 of the 2016 Proxy Statement the Board fundamentally disagrees with Mr. Cohen’s proposal. The Board believes, and our shareholders have agreed, that Verizon’s treatment of equity awards upon a termination following a change in control promotes stability and focus during a time of potential uncertainty. In 2013, our shareholders approved Verizon’s Long-Term Incentive Plan with a vote of over 88% in favor.

The Board believes that the terms of our equity awards are common in a majority of companies, and this proposal is not in our shareholders’ best interests because it would increase risk by placing Verizon at a competitive disadvantage in recruiting and retaining executive talent.

The Association of BellTel Retirees says that your Chief Executive Officer, Lowell C. McAdam, will receive $40 million in “golden parachute” termination payments if his employment is terminated without cause or due to his death or disability. Is this true?

No. Mr. McAdam does not have a “golden parachute”. He does not have an employment agreement with Verizon, and he is not entitled to any cash separation payment if his employment is terminated. In accordance with the disclosure rules of the Securities and Exchange Commission, Verizon, like every other public company, must disclose an estimate of what our executive officers could earn under their outstanding equity awards if those awards became payable as of the last day of the calendar year. Thus, the amounts listed in our 2016 Proxy Statement are only estimates based on assumptions required by the SEC proxy disclosure rules. It is incorrect to say he would receive this amount because his performance stock unit awards are entirely at risk. Any payout will be determined after the end of the applicable award cycle. If the threshold performance criterion for a performance stock unit award is not met at the end of the award cycle, he gets nothing with respect to the award. Moreover, the value of any realized long-term incentive will be based on the price of Verizon’s stock on the applicable vesting and/or payment date in the future.